                                 Exhibit 10.45

                       THIRD ADDENDUM TO LEASE AGREEMENT

  THIS THIRD ADDENDUM ("Addendum") is made effective as of February 1, 1998, by and between 4901 LBJ Limited Partnership, a Vermont limited partnership ("Lessor") and IDX Systems Corporation, a Vermont corporation ("Lessee").

  WHEREAS, Lessor and Lessee are parties to that certain Lease Agreement, dated as of April 7, 1992, as modified by Addendum to Lease Agreement dated as of December 31, 1994 and May 1, 1995, Assignment and Assumption of Sublease Agreements dated as of December 31, 1994 and May 1, 1995, and Second Addendum to Lease Agreement dated as of April 21, 1997 (as so modified, the "Lease"); and

  WHEREAS, the Lease currently covers ten thousand eight hundred eighty-five (10,885) rentable square feet of office space, representing the entire fourth
(4th) floor of the office building located at 4901 LBJ Freeway (the "Building"), and eight thousand seven hundred ninety-three (8,793) rentable square feet plus two thousand ninety-two (2,092) rentable square feet of office space, together representing the entire third (3rd) floor of the Building (together, the "Premises");

  WHEREAS, Lessor desires to lease to Lessee, and Lessee desires to lease from Lessor, an additional ten thousand six hundred sixty-two (10,662) rentable square feet of office space on the second floor of the Building on the terms and conditions set forth in this Addendum.

  NOW, THEREFORE, in consideration of the foregoing, and other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

  1.  SCOPE AND EFFECT.

  This Addendum modifies, supplements and becomes a part of the Lease and in the event of any express conflict or inconsistency between the express terms hereof and the terms of the Lease, the terms of this Addendum shall govern and control. In all other respects, the Lease shall be and remain in full force and effect.

  2.  PREMISES.

          To the end of Section 1 of the Lease, entitled "Premises," add the following clause:

             From and after February 1, 1998, the premises leased to the Lessee shall be described as follows: (i) ten thousand eight hundred eighty-five (10,885) rentable square feet, representing the entire fourth
          (4th) floor of the office building (Suite 400) located at 4901 LBJ Freeway, Dallas Texas (the "Building") at a rate of $11.23 per square foot, plus (ii) the entire third (3rd) floor of the Building which shall be divided as eight thousand seven hundred ninety-three (8,793) rentable square feet (Suite 350) at the rate of $11.23 per square foot plus two thousand ninety-two (2,092) rentable square feet (Suite 300) at the rate of $14.50 plus (iii) ten thousand six hundred sixty-two rentable square feet on the second (2nd) floor of the Building at a rate of $19.00 per square foot. (See attached Exhibit "A" for Base Monthly Rent and additional charges.)

  As used hereinafter, the term "Premises" shall include all of the above-described premises.

  3.  RENT.

  (a) Section 4(a) of the Lease is hereby replaced by attached Exhibit "A".
  (b) To the end of Section 4(b) of the Lease add the following:
           With respect to the 10,662 rentable square feet on the second floor, the denominator of the fraction used to determine the Basic Rent adjustment shall be the monthly Index for the month of January 1998.

  4.  TENANT IMPROVEMENT ALLOWANCE.

  Lessor will allow $15.00 per square foot for tenant improvements in the new additional ten thousand six hundred sixty-two (10,662) square feet.

  5.  FUTURE EXPANSIONS.

  All future expansions of the Premises shall be for a Basic Rent equal to ninety-five percent (95%) of fair market value of the expansion space, subject to adjustments as set forth in the Lease, except that the denominator of the fraction used to determine the Basic Rent adjustment for such additional space shall be the monthly Index (as such term is defined in Section 4(b) of the Lease) for the month immediately preceding the first month that Lessee leases such expansion space.

  6.  RIGHT OF FIRST REFUSAL.

  In the event that any space in the Building not covered by this Lease becomes available for rent, Lessee shall have the right of first refusal to lease such space at the rental described in Paragraph 4 above. Lessor shall notify Lessee of the availability of any such space in writing, and Lessee may accept such space in writing delivered to Lessee on or before the thirtieth (30th) day after receipt of Lessor's notice. If Lessee fails to act within such thirty (30) day period, Lessee shall be deemed to have waived its right to lease such space. No such waiver shall be deemed to apply with respect to any space that becomes available in the Building thereafter.

  7.  OPTIONS TO RENEW.

  Provided Lessee is not in default under the Lease, Lessee shall have the option to renew the Lease for two (2) additional terms of three (3) years each in accordance with the terms and provisions of the Lease as amended by this Addendum. Basic Rent for the Premises during such renewal terms shall be equal to ninety-five percent (95%) of the fair market rent for the Premises at the point in time when the option is exercised, but in no case shall be less than the Basic Rent in effect at such point in time. Lessee may exercise this option by giving written notice to Lessor at least six (6) months prior to the expiration of the Term or the first extension term, as the case may be.

  8.  MISCELLANEOUS.

  Each party agrees to execute and deliver all such additional documents and instruments and perform such additional acts as may be necessary or appropriate to effectuate and perform all of the terms, provisions and conditions of this Addendum.

IN WITNESS WHEREOF, the parties hereto have duly executed this instrument on the date(s) indicated below

WITNESS/ATTEST        4901 LBJ LIMITED PARTNERSHIP

                      By:  IDX Systems Corporation, its general partner

___________________   By:  /s/ Robert W. Baker, Jr.
                           --------------------------
                           Its Vice President and duly authorized agent

                      Date:  1/15/99
                           --------------------------------

                      IDX SYSTEMS CORPORATION

____________________  By:  /s/ John A. Kane
                           --------------------------
                          Its CFO and duly authorized agent

                      Date:  1/15/99
                            ---------------

                              EXHIBIT "A"
                              -----------


       Suite Number                Square Footage              Monthly Base Rent                   CAM

            200                   10,662/$19.00 psf                $16,881.50

            300                   2,092/$14.50 psf                   2,527.83

            350                   8,793/$11.23 psf                   8,228.19

            400                   10,885/$11.23 psf                 10,185.81                    $1,934.99
------------------------------------------------------------------------------------------------------------------
                                        TOTAL        $37,823.33                 $1,934.99

Parking Fee                                                           420.00

                   GRAND TOTAL                                   $40,178.22

